UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): July 24, 2009

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

On July 24, 2009, CytRx Corporation (“we,” “us,” “our” or the “Company”) entered into a letter agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as our exclusive agent on a “reasonable best efforts” basis in a registered direct public offering of shares of our common stock and warrants to purchase shares of our common stock.

Also on July 24, 2009, we and certain institutional investors identified by the Placement Agent entered into a securities purchase agreement pursuant to which we agreed to sell to such investors in the offering an aggregate of approximately 15.3 million shares of our common stock at a public offering price of $1.31 per share, or a total of approximately $20.0 million.  The offering price represents a premium to the closing price of our common stock on the Nasdaq Capital Market on July 23, 2009.  We also agreed in the securities purchase agreement to issue to the investors warrants to purchase up to approximately 3.8 million shares of our common stock at an exercise price of $1.70 per share.

The sale is expected to close no later than July 31, 2009, subject to customary closing conditions.  After giving effect to the sale, we will have approximately 108.6 million shares of common stock outstanding, without giving effect to the possible exercise of the warrants or any of our other outstanding warrants or stock options.  The net proceeds to us of the offering, after deducting the Placement Agent fees described below and our other estimated offering expenses, are expected to be approximately $18.3 million.  This excludes the net proceeds, if any, from the exercise of the warrants sold in the offering.

Subject to certain beneficial ownership limitations, the warrants may be exercised at any time following the closing through and including the fifth anniversary of the initial exercise date.  The exercise price of the warrants and, in some cases, the number of shares of common stock issuable upon the exercise of the warrants, will be subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations and reclassifications of our common stock.

The shares of common stock, the warrants and the shares of common stock underlying the warrants are being offered and will be issued and sold pursuant to our effective shelf registration statement on Form S-3, as amended (File No. 333-147605), and the related prospectus supplement to be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

A copy of the opinion of special counsel to the Company relating to the legality of the issuance and sale of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

Pursuant to the terms of the letter agreement with the Placement Agent, assuming the sale of all of the shares of common stock and the warrants in the offering, we will pay the Placement Agent a fee equal to approximately $1.2 million (6.0% of the gross sale proceeds, excluding proceeds from any exercise of the warrants).  We will also pay to each of our financial advisors, Brean Murray, Caret & Co., LLC, Natixis Bleichroeder, Inc., and Griffin Securities, Inc. an amount equal to two-thirds of 1% (or 2% in total) of such gross proceeds for advisory services rendered to us. We also have agreed in the letter agreement to reimburse the Placement Agent at the closing for expenses incurred by it in connection with the offering in an amount equal to up to 0.80% of the gross proceeds received by us in the offering, but in no event more than $35,000.  In addition, we will issue to the Placement Agent warrants to purchase up to that number of shares of common stock equal to 6% of the number of shares of common stock sold in the offering.  Assuming the sale of all of the shares of common stock in the offering, the warrants to the Placement Agent will be exercisable for up to 915,122 shares of our common stock at an exercise price of $1.70 per share.  The other terms of the Placement Agent’s warrants will be substantially the same as the terms of the warrants sold to the investors in the offering, except that they will  expire on December 14, 2012 in accordance with FINRA regulations.

The foregoing summaries of the terms of the letter agreement with the Placement Agent, the securities purchase agreement and the warrants are subject to, and qualified in their entirety by reference to, the text of such documents, copies of which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, and incorporated herein by reference.  A copy of our press release issued on July 24, 2009 regarding the offering is attached hereto as Exhibit 99.1.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01, above, regarding the obligations incurred by us in the letter agreement with the Placement Agent in connection with the reported offering is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

There are filed as part of this report the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION By: /s/ John Y. Caloz John Y. Caloz Chief Financial Officer

    Dated:  July 27, 2009

EXHIBIT INDEX

Exhibit Number	Description

4.1	Securities Purchase Agreement, dated July 24, 2009, by and among CytRx Corporation and the purchasers listed on the signature pages thereto

4.2	Form of Common Stock Purchase Warrant to be issued by CytRx Corporation to purchasers under the Securities Purchase Agreement

5.1	Opinion of TroyGould PC

10.1	Engagement Letter Agreement, dated July 24, 2009, by and between CytRx Corporation and Rodman & Renshaw, Inc.

23.1	Consent of TroyGould PC (included in Exhibit 5.1)

99.1	Press Release, dated July 24, 2009